TELOS CORPORATION
19886 Ashburn Road
Ashburn, Virginia 20147-2358

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 13, 2015

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Telos Corporation, a Maryland corporation (the "Company"), will be held in the Meeting Room at the Company's headquarters located at 19886 Ashburn Road, Ashburn, Virginia, 20147-2358, on Wednesday, May 13, 2015 at 10:00 a.m. Eastern Daylight Savings Time, for the following purposes:

1.	ELECTION OF DIRECTORS: To elect nine Class A/B Directors to the Board of Directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of BDO USA, LLP to serve as the Company's independent registered public accounting firm; and

3.	OTHER BUSINESS: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on April 6, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

          Holders of record of the Company's Class A and Class B Common Stock who plan to attend the meeting in person should mark the attendance box on their proxy card and bring the proxy card with them to the meeting. Beneficial owners of the Company's Class A and Class B Common Stock and 12% Cumulative Exchangeable Redeemable Preferred Stock that is held by a bank, broker or other nominee will be required to provide adequate proof of ownership. In addition, due to the security requirements of the Company's headquarters, all stockholders will be required to provide personal identification for admission to the Annual Meeting.

By order of the Board of Directors

Helen M. Oh
Secretary

Ashburn, Virginia
April 22, 2015

TELOS CORPORATION
19886 Ashburn Road
Ashburn, Virginia 20147-2358

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2015

This Proxy Statement is furnished by Telos Corporation, a Maryland corporation ("Telos" or the "Company"), to the holders of the Company's Class A and Class B Common Stock (collectively, the "Common Stock") and 12% Cumulative Exchangeable Redeemable Preferred Stock ("Public Preferred Stock") in connection with the Annual Meeting of Stockholders ("Annual Meeting") of the Company to be held in the Meeting Room at the Company's headquarters located at 19886 Ashburn Road, Ashburn, Virginia 20147-2358 on May 13, 2015, 10:00 a.m. Eastern Daylight Savings Time, or any adjournment of it, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders ("Annual Meeting Notice").  The Company expects to begin mailing the Annual Meeting Notice, this Proxy Statement, and the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014 (the "2014 Form 10-K/A") to all stockholders of record on or about April 22, 2015.  On the same date, the proxy card will be mailed to all holders of record of the Company's Common Stock. The Company's Board of Directors is soliciting proxies solely for the election of the Class A/B Directors, and the ratification of the Company's independent registered public accounting firm.

The entire cost of soliciting these proxies will be borne by the Company.  As needed, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and reimbursement will be provided for any reasonable expenses incurred in so doing. If necessary, the Company may also request its employees to solicit proxies from the stockholders personally or by telephone.  The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees.

This Proxy Statement, the Annual Meeting Notice and the 2014 Form 10-K/A is being mailed to holders of the Common Stock and the Public Preferred Stock on or about April 22, 2015, together with a proxy card (the latter of which is being mailed to holders of Common Stock only).

Important notice regarding the availability of proxy materials for the Telos Corporation Annual Meeting of Stockholders to be held on May 13, 2015: The Annual Meeting Notice, this Proxy Statement and the 2014 Form 10-K/A are available at https://materials.proxyvote.com/87969B.

Voting Procedures

Record Date.  The record date for determining the stockholders entitled to vote at the Annual Meeting is April 6, 2015 ("Record Date").  As of April 6, 2015, there were 40,238,461 shares of Class A Common Stock and 4,037,628 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.

Votes.  Each holder of Common Stock is entitled to one vote per share of Common Stock held in the election of Class A/B Common Directors and any other issue to be decided at the Annual Meeting. Cumulative voting is not permitted.

Quorum and Vote Required.  A quorum consists of stockholders representing, either in person or by proxy, a majority of the votes entitled to be cast at the Annual Meeting.  Banks, brokers, and other nominees do not have the authority to vote your uninstructed shares in the election of directors.  If a beneficial owner of the Common Stock does not instruct its bank, broker, or other nominee how to vote its shares in the election of directors, no votes will be cast on that beneficial owner's behalf.  These broker non-votes are counted for purposes of determining whether a quorum is present and will have no effect on the result of the vote on the issues on the ballot.

Directors are elected by a plurality of the votes cast if a quorum is present. The affirmative vote of a majority of votes cast at the Annual Meeting if a quorum is present is required to ratify the appointment of the independent registered public accounting firm.

Voting Methods.  Holders of the Common Stock may vote by (1) signing, dating and mailing the enclosed proxy card in the postage paid envelope provided, or (2) attending the Annual Meeting and voting their shares in person. If shares of the Common Stock are held in the name of a bank, broker or other nominee, the beneficial owner of those shares must provide the bank, broker, or other nominee with instructions on how to vote those shares by following the voting instructions provided by the bank, broker, or other nominee.  A beneficial holder may not vote any shares held in the name of a bank, broker, or other nominee unless the beneficial holder obtains a "legal proxy" from the bank, broker, or other nominee.

If any nominations for Class D Directors had been received, holders of the Public Preferred Stock would have been eligible to vote at the Annual Meeting on the election of such Class D Directors and on no other matter before the Annual Meeting; however, no nominations for Class D Directors were received by the Company, and as a result the holders of Public Preferred Stock are not eligible to vote on any issue before the Annual Meeting.

Meeting Attendance.  Registered holders of the Common Stock who plan to attend the meeting in person should mark the attendance box on their proxy card and bring the proxy card with them to the meeting. Beneficial owners of the Common Stock and the Public Preferred Stock that is held by a bank, broker or other nominee must provide adequate proof of ownership.  In addition, due to security requirements at the Company's headquarters, personal identification will be required for admission to the Annual Meeting.

Revocation of Proxies.  A registered holder of the Common Stock who has provided a proxy may revoke the proxy at any time before the underlying shares are voted at the Annual Meeting by:

(1)	Executing a proxy dated later than the most recent proxy given and mailing it to:

Corporate Secretary
Telos Corporation
19886 Ashburn Road
Ashburn, VA 20147

(2)	Appearing in person and voting using a ballot at the Annual Meeting; or

(3)	Filing an instrument of revocation with the Inspector of Elections at the Annual Meeting.

If shares of the Common Stock are held in the name of a bank, broker, or other nominee, the beneficial owner of those shares must contact the bank, broker, or other nominee in order to change a vote.  The Inspector of Elections will record each vote according to the latest instructions received from the respective stockholder.

Election of Directors

The Company's Board of Directors is comprised of eleven members.  Nine of the eleven directors are elected by the holders of the Common Stock and are designated "Class A/B Directors."  At any time that dividends on the Public Preferred Stock are in arrears and unpaid for three consecutive full semi-annual periods, the holders of the Public Preferred Stock are entitled to elect two members to the Company's Board of Directors.  Accordingly, on June 18, 2007, the holders of the Public Preferred Stock elected Seth W. Hamot and Andrew R. Siegel to the Company's Board of Directors.  Each of the directors hold offices until the next annual meeting of stockholders and until their successors is elected and qualified.  The terms of Messrs. Hamot and Siegel, the Class D Directors, will continue until their respective successors are elected and qualified.

      Class A/B Director Nominees.  The Company's Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following individuals for election as Class A/B Directors by the holders of the Common Stock:  John B. Wood, Bernard C. Bailey, David Borland, William M. Dvoranchik, Lt. Gen. (ret) Bruce R. Harris, Lt. Gen. (ret) Charles S. Mahan, Jr., Maj. Gen. (ret) John W. Maluda, Robert J. Marino, and Vice Admiral (ret) Jerry O. Tuttle.

Biographical Information Concerning Class A/B Director Nominees.  Information concerning the nominees for election as Class A/B Directors appears below.

Name	Age	Biographical Information
John B. Wood	51
President, Chief Executive Officer, Chairman of the Board of the Company.  Mr. Wood joined the Company in 1992 as Executive Vice President and Chief Operating Officer ("COO") and in 1994 was named President and Chief Executive Officer ("CEO"). In March 2000 he was appointed to the newly created position of Executive Chairman of the Board, which he held until he became Chairman of the Board subsequent to a restructuring of the Board of Directors in 2002. In January 2003, Mr. Wood resumed the positions of President and CEO.  Mr. Wood has also served as Chairman of Enterworks, Inc., since January 1996; and as CEO of Enterworks, Inc. from January 1996 to November 2005.  From January 2005 to December 2007, Mr. Wood served as Enterworks, Inc.'s Executive Chairman. Since January 2008, Mr. Wood has served as Enterworks, Inc.'s Non-Executive Chairman, at the request of the Telos Board.  Mr. Wood also holds the position of Chairman of the Board for Telos Identity Management Solutions, LLC ("Telos ID") at the request of the Company.  Prior to joining the Company, Mr. Wood worked on Wall Street for Dean Witter Reynolds, UBS Securities, and his own boutique investment bank.  Mr. Wood graduated from Georgetown University where he earned a Bachelor of Science in Business Administration in finance and computer science. Mr. Wood also serves on several advisory boards and one foundation board. Mr. Wood is the brother of Mr. Emmett J. Wood, the Executive Vice President, Marketing & Strategy, of the Company.

As the Chief Executive Officer of the Company, Mr. Wood provides the Board with not only the knowledge of the daily workings of the Company, but also with the essential experience and expertise that can be provided only by a person who is intimately involved in running the Company. Mr. Wood's broad knowledge and experience with the Company, its stockholders, partners, customers, and vendors resulting from his long tenure with the Company are invaluable to the Board.

Bernard C. Bailey	61
Chairman, CEO of Authentix, Inc., a privately held authentication company, since 2012.  Dr. Bailey's career spans over three decades of management experience in the high technology and security industries.  Prior to Authentix he ran his own consulting company, Paraquis Solutions, LLC.  From August 2002 to September 2006 he served as President and CEO of Viisage Technology, Inc. (NASDAQ:VISG), a leading provider of advanced technology identity solutions.  Under his four years of leadership, Viisage's market capitalization grew from $60 million to over $1 billion. During that period, the company executed nine acquisitions, eventually culminating in the formation of L1 Identity Solutions, a NYSE listed company (NYSE:ID).  Prior to Viisage, from January 2001 to August 2002, Dr. Bailey served in various executive roles, including COO at Art Technology Group, a leading provider of e-commerce software. From 1984 to 2001, Dr. Bailey held a variety of finance, sales, marketing, and operations positions at IBM, where he also served in executive roles involved in the growth and development of IBM Global Services' systems integration and consulting business lines. Dr. Bailey has been a member of the Company's Board of Directors since October 2006.  Dr. Bailey also serves on the board of Telos ID at the request of Telos.  In addition to his duties with Authentix, Telos and Telos ID, Dr. Bailey serves as a director on the board of Analogic Corp (NASDAQ:ALOG); as an Advisory Board Member for Egis Capital Partners, a private equity investment fund; on the Board of Advisors for the U.S. Naval Academy Athletic and Scholarship Foundation; as adjunct faculty member in the Weatherhead School of Management at Case Western Reserve University; and as a trustee for the Committee for Economic Development.  Previously, until June 2010, Dr. Bailey served as a director for E.F. Johnson Technologies, a mobile communications company; until April 2011,  on the board of Spectrum Control, Inc. (NASDAQ:SPEC); and until January 2012, on the board of Identive Corporation (NASDAQ:INVE).  He also served as Chairman of the Board of LaserCard, Inc. (NASDAQ: LCRD) until June 2010.  Dr. Bailey holds a Masters level certificate from the American College of Corporate Directors, a public company director education and credentialing organization.

Dr. Bailey has significant experience in finance matters and within the Company's industry.  He has served as a financial expert witness in Delaware's Court of Chancery and is on the Board of Advisors of Egis Capital Partners, a private equity fund focused on the security industry.  Dr. Bailey holds a Doctorate Degree in Management, having completed his dissertation on corporate governance.  He has written and spoken extensively on corporate governance issues.  He has also served on a number of boards of public companies.  Dr. Bailey's executive and board experience make him a valuable resource for the Board and the Company.

David Borland	67
President, Borland Group, an information technology consulting company, since January 2004. Mr. Borland was elected to the Board of Directors in March 2004 after retiring as Deputy Chief Information Officer ("CIO") of the U.S. Army with more than 30 years of experience in the U.S. Government. Mr. Borland's U.S. Army career experience also includes serving as Vice Director of Information Systems for Command, Control, Communications, and Computers; Director of the Information Systems Selection and Acquisition Agency; and numerous other positions. From 1966 through 1970, Mr. Borland served in the U.S. Air Force. Mr. Borland received numerous awards, including the Meritorious Presidential Rank Award for Senior Executive Service Members (1996 and 2003), the Distinguished Presidential Rank Award (2000), and the U.S. Army Decoration for Exceptional Civilian Service (1998 and 2003).  Mr. Borland holds a Master's Degree in Finance from George Washington University.

Mr. Borland's industry experience and extensive service with the U.S. Army and the U.S. Air Force make him a valuable member of the Board of Directors.

William M. Dvoranchik	68
Chairman, Chief Executive Officer, Life is Great, LLC, a privately held consulting and services firm, since 2001.  Mr. Dvoranchik was elected to the Company's Board of Directors in October 2006.  He also serves as a director for Telos ID at the request of the Company.  In 2001, Mr. Dvoranchik retired as President of the Federal Government sector of Electronic Data Systems ("EDS"), where he oversaw all aspects of EDS' relationship with the U.S. government. His career at EDS spanned over 30 years and he gained valuable experience as a leader in the brokerage, insurance, and banking and thrift industries before focusing on the U.S. government sector. From 1985 until his retirement in 2001, in addition to the Federal Government sector, Mr. Dvoranchik participated in and led EDS projects in the intelligence community, state and local governments, and international public sectors, in particular in Australia, Great Britain, and Asia. During this time, he led efforts that brought in new revenues in excess of $10 billion for EDS. For over 20 years, Mr. Dvoranchik served as chairman of the board of the EDS Employees Federal Credit Union, with assets of more than $400 million. He presently serves as director of QBase, LLC, a privately held IT infrastructure company.

Mr. Dvoranchik's extensive senior management experience in the U.S. government sector provides a valuable resource to the Board and the Company.

Lieutenant General Bruce R. Harris (USA, Ret.)	80
Retired, U.S. Army Lieutenant General.  General Harris was elected to the Board in August 2006. He retired from the U.S. Army in September 1989 after more than 33 years of continuous active duty. At the time of his retirement, General Harris was the Director of Information Systems for Command, Control, Communications and Computers in the Office of the Secretary of the Army, Washington, D.C. In that capacity he served as the principal advisor to the Secretary and Chief of Staff of the Army on all aspects of policy, planning, resourcing and acquisition of communications, automation, information management and command and control systems in the U.S. Army. Since his retirement, General Harris has worked with many of America's leading corporations as a consultant on matters relating to the development of strategic and business plans, resource planning and budget formulation. Until December 2013, General Harris served as a director of Hunter Defense Technologies, a privately held company focused on the development of comprehensive solutions to provide shelter, heat, power generation and chem/bio protection for a wide variety of military and homeland security applications.

General Harris has extensive experience with the U.S. Army, including the U.S. Defense Security Service, which is very valuable to the Board and the Company.

Lieutenant General Charles S. Mahan, Jr. (USA, Ret.)	68
Retired, U.S. Army Lieutenant General.  General Mahan has been a member of the Board of Directors since August 2006.  General Mahan served on the Board of Directors of Spectrum Control, Inc. (NASDAQ:SPEC) from 2009 to 2011.  Until 2011, he also served on the Board of Advisors at AJA, Inc., an information technology company.  General Mahan also served as Vice President and General Manager of the Law Enforcement and Security strategic business unit of DynCorp International, a company providing technology and professional services solutions to government and commercial clients worldwide, from January 2007 to July 2008.  From July 2006 to December 2006, he served first as President and Chief Operating Officer of Horne Engineering Services, LLC, an engineering services firm, and then as Chief Operating Officer of Horne International, an affiliate of Horne Engineering Services, LLC. From July 2005 to July 2006, he was Vice President of Homeland Security and Defense for SAP Public Services, Inc. (a U.S. business unit of the German software giant, SAP AG), where he led both SAP's Homeland Defense practice and its business development efforts supporting federal, state, and local government organizations. Immediately following his November 2003 retirement from the U.S. Army, General Mahan joined The Home Depot, Inc., a home repair materials company, serving as Senior Director of its Government Solutions Group.  He currently serves as a director on the board of O'Neil and Associates, a privately owned documentation management company; as director on the board of MACK Defenses, a subsidiary of Volvo; and on the national board of trustees for the Fisher House Foundation, which supports wounded veterans and their families during rehabilitation at our Military Medical Centers. General Mahan holds a Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Mahan's comprehensive experience with the U.S. Army and service with two defense contractors make General Mahan a valuable resource for the Board and management.

Major General John W. Maluda (USAF, Ret.)	61
Retired, U.S. Air Force Major General.  General Maluda was elected to the Board in October 2009. He retired from the U.S. Air Force in September 2009 after more than 34 years of continuous active duty. At the time of his retirement, General Maluda was Director of Cyberspace Transformation and Strategy, in the Office of the Secretary of the Air Force, and Chief Information Officer. In that capacity, he shaped doctrine, strategy, and policy for communications and information activities and served as the functional advocate for 30,000 personnel. Prior to that, General Maluda was Vice Commander, 8th Air Force, Barksdale Air Force Base, Louisiana. General Maluda enlisted in the Air Force in 1973 and received his commission in 1978 as a distinguished graduate of the ROTC program at Troy State University, Alabama. His career highlights included serving at three major commands, with unified combatant commands, a defense agency, the White House and the Air Staff. General Maluda's staff experience included positions at Headquarters U.S. Air Force, Air Combat Command, U.S. Air Force in Europe, Air Force Special Operations Command, U.S. Space Command and the White House Communications Agency. General Maluda holds a Bachelor of Science in Electrical Engineering from Auburn University, a Master's Degree in Systems Management from the University of Southern California, and Masters Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Maluda's comprehensive experience with the U.S. Air Force and broad industry insight make him a valuable member of the Board of Directors.

Robert J. Marino	78
Retired, Executive Vice President, Special Projects for the Company until February 28, 2013.  Mr. Marino joined the Company in 1988 as Senior Vice President of Sales and Marketing. In 1990, his responsibilities were expanded to include Program Management in addition to Sales and Marketing. In January 1994, Mr. Marino was appointed President of Telos Systems Integration, and in January 1998, he was appointed Chief Sales and Marketing Officer of the Company, a position he held until June 2004 at which time he was appointed Executive Vice President for Special Projects.  Prior to joining the Company in February 1988, Mr. Marino held the position of Senior Vice President of Sales and Marketing with Centel Federal Systems and M/A.com Information Systems, both of which are U.S. Government contractors. Mr. Marino was elected to the Board of Directors in June 2004.

Mr. Marino served the Company for 25 years and remains a valuable advisor to the Company's various business lines.  His extensive experience with the Company, and its employees, vendors and customers, makes him a valuable member of the Board of Directors

Vice Admiral Jerry O. Tuttle (USN, Ret.)	80
Retired, U.S. Navy Vice Admiral.  Admiral Tuttle was elected to the Board of Directors in August 2006. He retired from the U.S. Navy in 1993 following a 40-year career that included assignments to numerous attack and fighter squadrons as well as leadership of key information technology programs. Admiral Tuttle is widely regarded as an information technology strategist, having created the Navy's C41 Joint Operations Tactical System. In 1989, he became Director, Space and Electronic Warfare, an assignment he held until retirement. Since February 2002, he has been President and CEO of J.O.T. Enterprises, an information systems and command, control, communications, intelligence, surveillance and reconnaissance consulting company.  Admiral Tuttle also serves as an Executive Committee Member for the Armed Forces Communications and Electronic Association (AFCEA); Board of Advisors for AFO Research, a laser company; Board of Directors for PSI/VSI, a software company; and Board of Directors for H2 Clipper, a hydrogen powered dirigible company.  His previous executive positions were: June 2000 to February 2002, President of REL-TEK Systems & Design (now Savantage Financial Services), an employee-owned software development firm; 1996 to 2000, President of ManTech International's largest subsidiary, ManTech Systems Engineering; and 1993 to 1996, Vice President for business development and chief staff officer with Oracle Government. In addition to his duties with the Company, Admiral Tuttle serves as chairman of the board for the U.S. subsidiary of Systematic Software Engineering, a Danish software development company.

Admiral Tuttle has in-depth U.S. government insight due to his 40 years of service with the U.S. Navy. His comprehensive experience provides valuable guidance regarding the U.S. defense industry.

The Board of Directors of Telos recommends that the Class A/B Director nominees named above be elected by the holders of the Company's Common Stock.

No Class D Director Nominees.  The Company did not receive nominations for Class D Directors. As a result, the terms of Messrs. Hamot and Siegel will continue after the Annual Meeting until their respective successors are elected and qualified.

Biographical Information Concerning Class D Directors

Name	Age	Biographical Information
Seth W. Hamot	53
Managing Member, Roark, Rearden & Hamot Capital Management, LLC ("RRHCM"), and owner of Roark, Rearden & Hamot, Inc. ("RRHI"), since 1997, and President of Roark, Rearden & Hamot, LLC ("RRH") since 2002.  RRH is a general partner of, and RRHCM is the investment manager to, Costa Brava Partnership III L.P. ("Costa Brava"), whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Mr. Hamot has been a director of the Company since June 18, 2007.  Mr. Hamot was nominated for election by Costa Brava, a holder of the Public Preferred Stock.  Mr. Hamot is presently also the chairman of Spy, Inc. (NASDAQ: Spy), an eyewear company; a director of Piksel, Inc., a video solutions company; and a director of Cinova, a video solutions company.  Previously, he served as chairman of TechTeam Global, Inc. and Bradley Pharmaceutical, Inc.

Mr. Hamot was elected pursuant to the Company's governing documents by the holders of the Public Preferred Stock and his election is not subject to any recommendations for election by the Board.

Andrew R. Siegel	46
Managing Member, White Bay Capital Management, LLC.  Mr. Siegel has been a director of the Company since June 18, 2007.  Mr. Siegel was nominated by Costa Brava, a holder of the Public Preferred Stock.  Mr. Siegel was a Senior Vice President of RRHCM from 2005 to December 2008. Prior to joining RRHCM, from July 2003 to February 2004, Mr. Siegel was a member of DebtTraders Ltd. Previously, Mr. Siegel served on the Board of TechTeam Global, Inc. Mr. Siegel received a Bachelor's Degree from American University and a Master's Degree in Business Administration from the University of Maryland.

Mr. Siegel was elected pursuant to the Company's governing documents by the holders of the Public Preferred Stock and his election is not subject to any recommendations for election by the Board.

If the Company had received nominations for Class D Directors, holders of the Public Preferred Stock would have been eligible to vote at the Annual Meeting on the election of Class D Directors and on no other matter before the Annual Meeting.

Biographical Information Concerning the Company's Executive Officers

Set forth below is biographical information concerning our executive officers, who are appointed by the Board of Directors and serve until their successors are appointed and qualified.

Name	Age	Biographical Information
Michele Nakazawa	57
Executive Vice President, Chief Financial Officer. Ms. Nakazawa joined the Company in March 2004 as Vice President and Controller.  Ms. Nakazawa was promoted to Senior Vice President and appointed to serve as CFO in January 2005, and promoted to Executive Vice President in 2008. Ms. Nakazawa also serves as Treasurer for Telos ID.  Ms. Nakazawa has 30 years experience in finance and accounting. Prior to joining the Company, she held various positions, including CFO of Ubizen, Inc., a U.S. subsidiary of a publicly held Belgian company, from 1999 to 2003; Controller and Treasurer of National Security Analysts, Inc. from 1991 to 1997; and financial analyst for Federal Systems Division of IBM, Inc. from 1983 to 1990.  Ms. Nakazawa is also a former Director and Treasurer for HealthWorks for Northern Virginia, a non-profit community health center.  Ms. Nakazawa is a Certified Public Accountant and holds a Master's of Science in Accounting from American University and a Bachelor of Arts in Chemistry from Goucher College.

Edward L. Williams	54
Executive Vice President, Chief Operating Officer. Mr. Williams joined the Company in 1993 as a Senior Vice President responsible for finance, pricing, purchasing, and Defense Contract Audit Agency compliance.  In 1994, his responsibilities were expanded to include accounting and business development.  In 1996, Mr. Williams was appointed to manage the Company's networking business unit.  In 2000, his responsibilities were expanded to include management of the Company's operations.  Mr. Williams was named Executive Vice President and COO in 2003 and Interim CFO in October 2003.  He stepped down as Interim CFO of the Company in January 2005.  Prior to joining the Company, Mr. Williams was the CFO for Centel Federal Systems and M/A.com Information Systems, both of which are U.S. Government contractors.   Mr. Williams has a Bachelor of Science in Finance from the University of Maryland.

Jefferson V. Wright	59
Executive Vice President, General Counsel. Mr. Wright joined the Company as of December 31, 2012 as Executive Vice President and General Counsel.  Prior to joining the Company, Mr. Wright was a principal at Miles & Stockbridge P.C. (the "Firm"), a leading Mid-Atlantic regional law firm with its principal office in Baltimore, Maryland, where he practiced law for approximately 31 years.  Mr. Wright is also an Executive Committee member of the Equal Justice Counsel of the Legal Aid Bureau of Maryland.  Mr. Wright was admitted to practice in the State of Maryland in 1981 and as a Virginia Corporate Counsel in the Commonwealth of Virginia in 2013.  He is a member of the Bars of various courts, including the United States District Court for the District of Maryland, the United States Court of Appeals for the Fourth Circuit, and the Supreme Court of the United States, among others, and the Maryland State Bar Association, the Virginia State Bar, the American Bar Association, and the Federal Bar Association.

Prior to joining Miles & Stockbridge in 1981, Mr. Wright clerked for J. Dudley Digges, Associate Judge on the Court of Appeals of Maryland, that State's highest court.

Mr. Wright was educated at Georgetown University Law Center in Washington, D.C. (J.D., 1980, with Honors), Tufts University in Medford, Massachusetts (B.A., 1977, Magna Cum Laude), and Landon School in Bethesda, Maryland.

Emmett J. Wood	44
Executive Vice President, Marketing & Strategy. Mr. Wood joined the Company in 1996 and worked in various roles at the Company and Enterworks, Inc. in both a marketing and business development capacity. He worked on the federal sales team, commercial and partner/channel groups and most recently served as director of commercial and channel sales. In January 2010 he was promoted to Vice President, Marketing.  He is responsible for brand management, marketing communications, sponsorships and events, media and analyst relations, government relations, employee communications and corporate community relations. On April 1, 2013, Mr. Wood was promoted to his current position.  In addition to his duties related to marketing, Mr. Wood works with senior management in developing the overall corporate strategy and planning.  Previously, he also worked in the sales and marketing groups at Dow Jones, Inc. and The Wall Street Journal.  Mr. Wood is a graduate of Georgetown University, with a B.A. in political science.  Mr. Wood is the brother of Mr. John B. Wood, the President, Chief Executive Officer and Chairman of the Board of the Company.

Brendan D. Malloy	49
Senior Vice President, General Manager, Cyber Operations & Defense. Mr. Malloy joined the Company in 1996, serving initially as a senior account executive before being promoted to director of Department of Defense ("DoD") Sales, and later to Vice President of DoD Sales. In January 2005, he was appointed Senior Vice President of sales. He currently leads the Cyber Operations & Defense organization, which consists of the former Secure Networks and Information Assurance group, in support of opportunities in DoD, federal agencies, and the intelligence community.  In addition, this organization includes the Emerging Technologies group tasked to creating innovative, customer-tailored solutions for government and commercial enterprises.   He previously held sales positions with QMS Federal and Printer Plus. Mr. Malloy is a 1988 graduate of Curry College.

Richard P. Tracy	54
Senior Vice President, Chief Security Officer. Mr. Tracy joined the Company in October 1986 and held a number of management positions within the Company. In February 1996, he was promoted to Vice President of the Telos information security group and in this capacity established a formidable information security consulting practice. In February 2000, Mr. Tracy was promoted to Senior Vice President for operations and helped launch the Xacta business lines, the Company's segment focusing on information security. Since that time, Mr. Tracy has pioneered the development of innovative and highly scalable enterprise risk management technologies that have become industry-leading solutions within the federal government and the financial services verticals. He is the principal inventor listed on five patents for the Xacta software.  Mr. Tracy also served as Chief Technology Officer from 2005 to 2014.  He was President of the Company's subsidiary, Teloworks, Inc., from 2008 to 2010.

Alvin F. Whitehead	66
Senior Vice President, General Manager, Secure Communications, since 2008. Mr. Whitehead joined the Company in 1999 as Vice President of New Business Opportunities, focusing on emerging business areas including Information Security, Secure Messaging and Data Integration.  In 2000, he became Vice President, Program Management. Prior to Telos, Mr. Whitehead spent 28 years in the U.S. Army, retiring as Chief of Staff of the Defense Information Systems Agency ("DISA").  During his four years as Chief of Staff, he was responsible for coordinating the Agency's 8,000-person staff and its $4.0 billion budget.  He was instrumental in establishing the DoD's Computer Emergency Response Team and integrating it into the Global Network Operations Center.  Mr. Whitehead has a Bachelor of Arts from Virginia Polytechnic Institute and State University, and a Master of Public Administration from George Washington University.

Rinaldi Pisani	46
Senior Vice President, Strategic Business Development, since December 2013.  Mr. Pisani is responsible for overseeing Telos' corporate level business development and capture activities as well as the integration of new partners and technologies.  Mr. Pisani jointed Telos in 2000 and served as senior Army account manager and team lead and director of Army and DoD sales.  He was later appointed vice president of business development for information assurance solutions and in 2010 became vice president and general manager of the information assurance solution area.  Mr. Pisani was then vice president of cyber application solutions, providing oversight and management for a broad range of cybersecurity solutions, including XACTA IA Manager and SE7EN, for customers in the DoD, federal agencies, and the intelligence community. Before joining Telos, Mr. Pisani held several positions with Westwood Computer, leaving as national government sales manager.  Mr. Pisani is a graduate of the Georgetown University School of Foreign Service, with a B.S., international economics.

David S. Easley	44
Vice President, Finance and Controller. Mr. Easley joined the Company in April 2005 as Director of Finance & Accounting.  In October 2005, Mr. Easley was promoted to Controller.  Mr. Easley also serves as President of Teloworks, Inc. and Teloworks Philippines, Inc., direct and indirect subsidiaries of the Company.  Prior to joining the Company, Mr. Easley held various positions, including Controller, for Applied Predictive Technologies, Inc., a software and consulting company, and Senior Accountant with Beers & Cutler PLLC (now part of Baker Tilly Virchow Krause LLP) in Washington, D.C. Mr. Easley is a Certified Public Accountant and holds a Bachelor of Science in Accounting from the University of Kentucky.

Mark Griffin	55
President, General Manager, Telos Identity Management Solutions, LLC ("Telos ID"). Mr. Griffin joined the Company in 1984 as program manager. He was promoted to Vice President for the Company's Traditional Business Division in January 2004 and to Vice President, Identity Management, effective January 2007. In April 2007, he was appointed to head the newly formed Telos ID. Mr. Griffin has almost 30 years experience in government IT contracting, materials management and systems integration projects in the electronics and communications fields. He has been involved in day-to-day operations of and has had overall management responsibility for many of Telos' most critical programs for the Army, Navy, Federal Aviation Administration, DMDC, General Services Administration and Immigration and Naturalization Services.  Mr. Griffin holds a Bachelor of Science in Engineering from Virginia Polytechnic Institute and State University.

Each of our directors and executive officers is a United States citizen.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Company. During 2014, the following persons failed to file a Form 4 filing on a timely basis in connection with the purchase of stock through the Company's Shared Savings Plan.

•	John Wood: One Form 4 required to be filed on October 9, 2014 was filed on February 23, 2015.

•	Michele Nakazawa: One Form 4 required to be filed on October 9, 2014 was filed on February 23, 2015.

•	Edward Williams: One Form 4 required to be filed on October 9, 2014 was filed on February 23, 2015.

•	David Easley: One Form 4 required to be filed on October 9, 2014 was filed on February 25, 2015.
To the best of the Company's knowledge, with the exception of the persons named above, all required reports were filed on a timely basis.

Corporate Governance

John B. Wood is both the Chairman of the Board of Directors and the Chief Executive Officer of the Company.  The Company's policy as to whether the roles of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the Company's needs at any particular time.  The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure and is in the best interests of the Company's stockholders because of Mr. Wood's long tenure with the Company, including as the Chief Executive Officer, and his broad knowledge and experience with the Company's stockholders, partners, and vendors.  The Board of Directors may decide to separate or combine the roles of Chairman and Chief Executive Officer, if appropriate, at any time in the future.  The Company has no lead independent director.

The Company operates under a Proxy Agreement, which governs the relationship between the Company and certain of its foreign stockholders that, directly and indirectly hold approximately 36% of the outstanding shares of Common Stock. Pursuant to such Proxy Agreement, a Proxy Board has been established, which consists of independent Board members Harris, Mahan, and Tuttle. Under the Proxy Agreement, the Proxy Board has the authority to vote 15,801,802 shares of Class A Common Stock at the Annual Meeting.

The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to our Chief Executive Officer, Chief Financial Officer, and Controller.  The Code of Ethics and Business Conduct is available on our website at www.telos.com.  In the event that the Board of Directors amends our Code of Ethics and Business Conduct or grants a waiver from the Code of Ethics and Business Conduct, the Company will provide timely notice of such amendment or waiver on its website.

Independence of Directors

The Company has adopted the director independence standards that are summarized below.  The Company's director independence standards are based upon NASDAQ Listing Rule 5605. Pursuant to NASDAQ Listing Rule 5605(b)(1), a majority of directors of the Board will be independent.  Pursuant to NASDAQ Listing Rule 5605(a)(2), a director will not be independent if,

(A) At any time during the past three years he was employed by the Company;

(B) He accepted, or has a family member who accepted, any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(C) He is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(D) He is, or has a family member who is, a partner in, or a controlling shareholder or executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company's securities; or (ii) payments under non-discretionary charitable contribution matching programs;

(E) He is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

(F) He is, or has a family member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

Pursuant to the independence standards set forth above, the Board has determined that the following directors and nominees meet the Company's independence standards and therefore are independent: Bernard C. Bailey, David Borland, William M. Dvoranchik, Bruce R. Harris, Charles S. Mahan, and Jerry O. Tuttle. Based on these standards, the Board determined that the following directors are not independent: Robert J. Marino, John W. Maluda and John B. Wood.  Additionally, due to conflicts of interest, both Seth W. Hamot and Andrew R. Siegel were determined not to be independent.

Role in Risk Oversight

As part of its general responsibility to manage the Company's business, the Board of Directors has oversight responsibility with respect to risk management.  The Board of Directors has delegated primary responsibility for risk oversight and the monitoring of the Company's significant areas of risk to the Audit Committee.  In accordance with its charter, the Audit Committee discusses with management the Company's major policies with respect to risk assessment and risk management.  The Audit Committee regularly reports the results of these discussions to the Board of Directors.

Meetings of the Board of Directors and Committees of the Board of Directors

During the fiscal year ended December 31, 2014, the Board of Directors held six meetings.  Each director attended all of meetings of the Board, in person or by phone, except Mr. Dvoranchik missed one meeting and Mr. Hamot missed three meetings.  All of the directors attended all of the respective committee meetings of the Board on which they served, except Gen. Mahan missed one Audit Committee meeting.

The Company encourages all directors to attend annual meetings of stockholders.  Nine of the eleven directors, namely Messrs. Bailey, Borland, Dvoranchik, Harris, Mahan, Maluda, Marino, Tuttle, and Wood, attended the Company's annual meeting of stockholders in 2014.

The Company has standing Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.

Audit Committee

The Audit Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent registered public accounting firm's qualifications and independence, and (4) the performance of the Company's internal audit function and independent registered public accounting firm. The Audit Committee consists of directors Bailey (chairman), Dvoranchik, and Mahan. In 2014, the Audit Committee met four times. The Board of Directors has adopted an Audit Committee charter, which is available on the Company's website at www.telos.com.  The Board has determined that Mr. Bailey is an "audit committee financial expert" as defined by rules adopted by the SEC and is independent.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the "Compensation Committee") was established for the purpose of reviewing, determining and approving all forms of compensation to be provided to the Company's executive officers and directors, and any stock compensation to be provided to all employees. The Compensation Committee is comprised of directors Borland, Dvoranchik (chairman), and Harris. The Compensation Committee met five times during the year 2014.  The Board of Directors has adopted a Compensation Committee charter, which is available on the Company's website at www.telos.com.

Neither the Compensation Committee nor management engaged a compensation consultant in 2014 to provide advice or recommendations on the amount or form of executive or director compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the "Nominating Committee") was established to make recommendations regarding Board nominations and to monitor the implementation of corporate governance rules and regulations. The Nominating Committee consisted of directors Borland (chairman), Mahan, Marino, Tuttle, and Wood in 2014.  In 2014, the Nominating Committee did not meet in person and acted once by unanimous written consent without a meeting.  The Board of Directors has adopted a Nominating Committee charter which is available on the Company's website at www.telos.com.

Board of Directors Nomination Process

The Nominating Committee identifies potential candidates for first-time nomination as a director by using a variety of sources such as recommendations from the Company's management, current Board members, stockholders, and contacts in organizations served by the Company. Stockholders may nominate potential candidates by following the procedure set forth in the Company's Bylaws. This process provides that, in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company's secretary at the Company's principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90t)h day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Nominating Committee will consider any director nominees submitted by stockholders in accordance with these procedures.

The Nominating Committee then conducts an initial review of the potential candidate's background, including whether he/she meets the minimum qualifications for Board members; whether the individual would be considered independent under the standards adopted by the Company and SEC rules; and whether the individual would meet any additional requirements imposed by law or regulation on members of the Audit and/or Compensation Committees of the Board. Among the requirements potential candidates should meet are the following: U.S. citizenship; eligibility for security clearance at a top secret level; ten (10) years of corporate or related business experience, preferably having served on the board of directors of a corporation; and familiarity with government contracts, the defense industry, and information technology and security. The evaluation process of a potential candidate's background will not be treated differently whether or not he/she was nominated by a stockholder, except for nominations received from holders of Public Preferred Stock, which are not subject to the Company's nomination process.

If the initial candidate review is satisfactory, the Nominating Committee will arrange an introductory meeting with the candidate and the committee's chairman, the Company's CEO, or other directors to determine the potential candidate's interest in serving on the Board. If the candidate is interested in serving on the Board and the Nominating Committee recommends further consideration, a comprehensive interview conducted by the Nominating Committee, the CEO, other members of the Board, and in some cases, key Company executives, follows. Upon successful conclusion of the review process, the Nominating Committee will present the candidate's name to the Board of Directors for nomination as a director and inclusion in the Company's Proxy Statement.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with the Board of Directors should send the communication by mail to the office of the Corporate Secretary (19886 Ashburn Road, Ashburn, VA 20147) who will forward such communication to the appropriate committee of the Board of Directors or to the individual director.  There have been no changes in the procedures by which stockholders may recommend nominees to the Company's board of directors.

Certain Relationships and Related Transactions

Our policies and practices with respect to related person transactions were adopted on October 25, 2007, and are available on our website at www.telos.com.  Generally, any transaction between Telos and a related party in which the aggregate amount exceeds $120,000 is reviewed by the Audit Committee and subject to the ratification and approval of the Board of Directors.  For purposes of this policy, a related person is any director or executive officer of Telos, any nominee for director, any holder of 5% or more of the Company's voting securities, any immediate family members of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has 10% or greater beneficial ownership interest.

Emmett Wood, the brother of our Chairman and CEO, has been an employee of the Company since 1996. The Compensation Committee approved a $25,000 base salary increase for Mr. Wood, effective October 1, 2014.  This change was based on an evaluation of performance and the relative compensation levels of the executive team.  The amounts paid to Mr. Emmett Wood as compensation for 2014, 2013, and 2012, were $449,471, $344,335, and $391,196, respectively.  The Company and Mr. Emmett Wood entered into an Amended Employment Agreement on May 13, 2013 after Mr. Wood was promoted to the position of Executive Vice President, Marketing & Strategy.  This agreement is substantially similar to the employment agreements between the Company and Mr. Williams, Mr. Wright and Ms. Nakazawa, also described under the caption "Executive Officer Employment Agreements" beginning on page 20.  Mr. Emmett Wood owned 650,000 shares and 50,000 shares of the Company's Class A Common Stock and Class B Common Stock, respectively, as of December 31, 2014.

On March 31, 2015, the Company entered into Subordinated Loan Agreements and Subordinated Promissory Notes ("Notes") with affiliates of Mr. John R. C. Porter (referred to collectively as "Porter").  Mr. Porter and Toxford Corporation, of which Mr. Porter is the sole shareholder, own 39.3% of our Class A Common Stock.  Under the terms of the Notes, Porter loaned the Company $5,000,000, with the first tranche of $2,500,000 lent on or about March 31 and the second $2,500,000 to be received no later than May 15, 2015.  Telos also entered into a Subordination and Intercreditor Agreement with Porter and Wells Fargo Capital Finance, LLC ("Wells Fargo"), in which the Notes are fully subordinated to the Wells Fargo senior credit facility and payments under the Notes are permitted only if certain conditions specified by Wells Fargo are met.  According to the terms of the Notes, the outstanding principal sum would bear interest at the fixed rate of twelve percent (12%) per annum which would be payable in arrears in cash on the 20th day of each May, August, November and February, with the first interest payment date on August 20, 2015.  The Notes do not call for amortization payments and are unsecured.  The unpaid principal, together with interest, is due and payable in full on July 1, 2017.  The Notes, in whole or in part, may be repaid at any time without premium or penalty.

In May 2013, the Company formally engaged Avison Young, a full-service commercial real estate company, to assist the Company with its various options related to its current facility in Ashburn, Virginia.  Mr. Kevin Malloy is a Principal of Avison Young and is the main relationship partner for the Company.  Mr. Malloy is the brother of Mr. Brendan Malloy, an executive officer of the Company.  The engagement of Avison Young was subject to our policy with respect to related person transactions, and that engagement was approved by the Board of Directors consistent with that policy. Avison Young received a commission in the approximate amount of $568,000 in 2013 in connection with our entry into the revised lease of our headquarters.  In 2014, Avison Young was paid a brokers commission of $535,440 upon the completion of the transaction related to the purchase of our headquarters pursuant to the option to purchase contained in the lease.

Legal Proceedings With 10% Beneficial Owner of the Company's Stock and With Directors

Costa Brava Partnership III, L.P.

As previously reported, on October 17, 2005, Costa Brava Partnership III, L.P. ("Costa Brava"), a holder of Public Preferred Stock, instituted litigation against the Company and certain past and present directors and officers in the Circuit Court for Baltimore City, Maryland (the "Circuit Court"). A second holder of the Company's Public Preferred Stock, Wynnefield Small Cap Value, L.P. ("Wynnefield"), subsequently intervened as a co-Plaintiff (Costa Brava and Wynnefield are hereinafter referred to as "Plaintiffs"). On February 27, 2007, Plaintiffs added, as an additional defendant, Mr. John R. C. Porter, a holder of the Company's common stock.

In the litigation, Plaintiffs allege, among other things, that the Company and its officers and directors engaged in tactics to avoid paying dividends on the Public Preferred Stock, that the Company made improper bonus payments or awards to officers and directors, that certain former and present officers and directors breached legal duties or the standard of care that they owed the Company, that the Company improperly paid consulting fees to and engaged in loan transactions with Mr. Porter, that the Company failed to improve on the Company's purported insolvency, that the Company failed to redeem the Public Preferred Stock as allegedly required by the Company's charter, and shareholder oppression against Mr. Porter.

On December 22, 2005, the Company's Board of Directors established a special litigation committee ("Special Litigation Committee"), composed of certain independent directors, to review and evaluate the matters raised in the litigation. On July 20, 2007, the Special Litigation Committee, in its final report, concluded that the available evidence did not support Plaintiffs' derivative claims and that it was not in the best interests of the Company to pursue such claims in the litigation. On August 24, 2007, the Company moved to dismiss Plaintiffs' derivative claims based upon the report and to dismiss all remaining claims for failure to state a claim. Following an evidentiary hearing, the Court dismissed all derivative claims based upon the recommendation of the Special Litigation Committee on January 7, 2008.

On February 12, 2008, the Plaintiffs filed a Third Amended Complaint that included both new counts and previously dismissed counts. The Company moved to dismiss or strike the Third Amended Complaint and, on April 15, 2008, the Circuit Court issued an order dismissing with prejudice all counts in the Third Amended Complaint that were not previously disposed of by motion or stipulation. On December 2, 2008, the Company filed a motion for voluntary dismissal of its counterclaim against Plaintiffs (for their interference with the Company's relationship with Wells Fargo) without prejudice. The Circuit Court granted that motion, over Plaintiffs' opposition, on January 23, 2009.

Following Plaintiffs' appeal of the dismissal of their derivative claims and shareholder oppression claim, on September 7, 2012, the Court of Special Appeals ruled that the Circuit Court applied an incorrect standard of review to evaluate the conclusions of the Special Litigation Committee. The Court of Special Appeals held that the Circuit Court's dismissal of a shareholder oppression claim (asserted against Mr. Porter) raised an issue of first impression under Maryland law and required further briefing in the Circuit Court. The Court of Special Appeals vacated the decision of the Circuit Court that had been appealed, and remanded the case for further consideration and proceedings.

        On October 24, 2012, the Company filed a petition for writ of certiorari in the Court of Appeals of Maryland, which was denied on January 22, 2013.

On remand, the Circuit Court held a status and scheduling conference on July 26, 2013, as a result of which the Court issued a memorandum to counsel setting a briefing schedule to address the motion filed by the Company and other defendants to dismiss or otherwise dispose of the derivative claims as a result of the findings of the Special Litigation Committee in its final report of July 20, 2007.  On November 1, 2013, the Company filed a Motion to Dismiss the derivative claims under the standard of review dictated by the opinion of the Court of Special Appeals.  Plaintiffs filed their Opposition to the Motion on December 23, 2013, and Company filed its Reply on January 23, 2014.  A hearing on the Motion to Dismiss was held on April 24, 2014, following which the Circuit Court received additional briefing from the parties.  No decision has been rendered on the Company's motion to dismiss or otherwise dispose of the derivative claims, and the matter remains pending.

On September 17, 2013, the Plaintiffs filed a request for an entry of an order for default as to Mr. Porter, which was denied by the Circuit Court on November 8, 2013.  Mr. Porter ultimately filed a motion to dismiss the claim against him on May 13, 2014, raising multiple grounds.  No decision has been rendered on Mr. Porter's motion to dismiss, and the matter remains pending.

As of December 31, 2014, Costa Brava and Wynnefield each owns 12.7% of the outstanding Public Preferred Stock.

At this stage of the litigation, it is impossible to reasonably determine the degree of probability related to Plaintiffs' success in relation to any of their assertions in the litigation. Although there can be no assurance as to the ultimate outcome of the case, the Company and its present and former officers and directors strenuously deny Plaintiffs' allegations and continue to vigorously defend the matter and oppose all relief sought by Plaintiffs.

Hamot et al. v. Telos Corporation
As previously reported, since August 2, 2007, Messrs. Seth W. Hamot and Andrew R. Siegel, principals of Costa Brava Partnership III L.P. ("Costa Brava") and Class D Directors of the Company ("Class D Directors"), have been involved in litigation against the Company in the Circuit Court for the City of Baltimore, Maryland (the "Court"). The Class D Directors initially alleged that certain documents and records had not been promptly provided to them and were necessary to fulfill their duties as directors of the Company. Subsequently, the Class D Directors further alleged that the Company had failed to follow certain provisions concerning the noticing of Board committee meetings and the recording of Board meeting minutes and, additionally, that Mr. Wood's service as both CEO and Chairman of the Board was improper and impermissible under the Company's Bylaws.
By way of preliminary injunctions entered on August 28, 2007 and September 24, 2007, the Court ordered that the Class D Directors are entitled to documents in response to reasonable requests for information pertinent and necessary to perform their duties as members of the Board but, in light of the Costa Brava shareholder litigation, the Company is entitled to designated certain documents as "confidential" or "highly confidential" and to withhold certain documents from the Class D Directors based upon the work product doctrine or attorney-client privilege. Pursuant to the preliminary injunctions, the Class D Directors are also entitled to receive written responses to requests for Board of Directors or Board committee minutes within seven days of any such requests and copies of such minutes within fifteen days of any such requests, as well as written responses to all other requests for information and/or documents related to their duties as directors within seven days of such requests, and all Board of Directors appropriate information and/or documents within thirty days of any such requests.
 On April 23, 2008, the Company filed a counterclaim against the Class D Directors for money damages and preliminary and injunctive relief based upon the Class D Directors' interference with, and improper influence of, the Company's independent auditors regarding, among other things, a specific accounting treatment. On June 27, 2008, the Court granted the Company's motion for preliminary injunction and enjoined the Class D Directors from contacting the Company's auditors until the completion of the Company's Form 10-K/A for the preceding year. This preliminary injunction expired by its own terms and an appeal from that ordered was held to be moot by the Court of Special Appeals of Maryland.

On April 12, 2010, the Class D Directors filed a motion for the advancement of legal fees and expenses incurred in defense of the Company's counterclaim. On November 3, 2011, the Court denied the Plaintiffs' motion, as well as the Plaintiffs' motion for partial summary judgment and request for attorneys' fees. On May 21, 2012, the Court denied Plaintiffs' motion for reconsideration of the same.

Trial on both the Class D Directors' claims and the Company's counterclaims commenced on July 5, 2013, and continued on several days in July 2013.  The evidentiary portion of the trial concluded on August 1, 2013, and post-trial briefing concluded on September 16, 2013.  The court decision on this matter is still pending.

At this stage of the litigation it is impossible to reasonably determine the degree of probability related to the Class D Directors' success in any of their assertions and claims, or whether such success would entitle them to monetary relief. Although there can be no assurance as to the ultimate outcome of these proceedings, the Company and its officers and directors strenuously deny the Class D Directors' claims, and will vigorously defend the matter, and continue to oppose the relief sought.

Other Litigation

In addition, the Company is a party to litigation arising in the ordinary course of business.  In the opinion of management, while the results of such litigation cannot be predicted with any reasonable degree of certainty, the final outcome of such known matters will not, based upon all available information, have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Report of the Audit Committee

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2014, including the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements included in the Company's Annual Report on Form 10-K/A.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm's judgment as to the quality and acceptability of the Company's accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the Public Company Accounting Oversight Board ("PCAOB") Auditing Standards No. 16 (Communications with Audit Committees).  In addition, the Audit Committee discussed with the independent registered public accounting firm the firm's independence from management and the Company and received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence.  The Audit Committee also considered whether the provision of non-audit related services by the independent registered public accounting firm was compatible with maintaining the firm's independence and found it to be acceptable.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Bernard C. Bailey, Chairman
William M. Dvoranchik
Charles S. Mahan, Jr.

Compensation of Executive Officers and Directors

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Management Development and Compensation Committee ("Compensation Committee"), which is responsible for the execution and adherence to our compensation philosophy, implemented a new compensation program in 2014.  This compensation program is designed to support the achievement of our business and financial goals.

The primary objectives of the compensation program are:

•	To attract and retain highly talented and results-oriented key employees;
•	To encourage key employees to put forth maximum efforts for both the short-term and long-term success of the Company;
•	To drive achievement of the Company's long-term growth and profitability objectives;
•	To reward performance; and
•	To achieve increased stockholder value.

The individual components of the compensation program (base salary, incentive cash compensation, equity incentive compensation, and perquisites) are designed to meet these objectives and together are intended to be competitive in the marketplace. The overall compensation package is, however, based on the following considerations:

•	Compensation should consist of fixed and at-risk compensation, with the at-risk compensation encouraging improved annual and long-term performance.
•	Compensation should be a mix of annual and long-term compensation, with the long-term compensation encouraging retention and attainment of long-term performance goals.
•
Compensation should be a mix of cash and equity, with cash rewarding achievement of goals and equity encouraging retention and long-term performance.  Additionally, the Compensation Committee continues to believe in equity ownership by the management team to align the interests of management with our long-term corporate performance.

We held our second advisory vote on executive compensation, commonly referred to as "say on pay," at our 2014 Annual Meeting of Stockholders.  The holders of our Common Stock approved the "say on pay" resolution presented at the 2014 Annual Meeting of Stockholders with 74.3% of the votes cast to approve the compensation of our named executive officers as disclosed in our proxy statement relating to that annual meeting.  The next advisory vote on executive compensation will take place at the 2017 Annual Meeting.

Mr. John Wood has no role in the establishment of his individual compensation. Except as set forth below in the description of the incentive compensation program, Mr. Wood proposed to the Compensation Committee the compensation for Messrs. Edward Williams, Jefferson Wright, Brendan Malloy and Ms. Nakazawa in 2014.  The Compensation Committee reviewed these recommendations and, following discussions with Mr. Wood, determined the appropriate compensation for those executives.  In addition, Mr. Wood determined the compensation of the other senior officers consistent with the philosophy and objectives described above.

Base Salary

We provide our executive officers and employees with a base salary to compensate them for services rendered during the fiscal year.  The relative levels of base salary for executive officers are designed to reflect each executive officer's professional expertise and scope of responsibility and accountability within the Company, the Company's financial performance and the named executive officer's individual performance.  Base salaries are generally established at levels sufficient to attract and retain an effective management team when considered in connection with the performance-based components of our overall compensation program.  In 2014, there were no changes in the base salary of the named executive officers.

Incentive Cash Compensation

On March 27, 2014, the Compensation Committee approved the Telos Corporation Senior Officer Incentive Program (the "Plan").  The purpose of the Plan is to grant cash bonus awards to certain of our key senior officers, which includes our named executive officers, in order to provide eligible officers with an incentive to put forth maximum efforts for both the short-term and long-term success of the Company and to drive achievement of our long-term growth and profitability objectives.  The Compensation Committee determined that using EBITDA as the sole performance metric lead the Company to focus only on the short-term annual goals rather than long-term growth.  The Plan consists of elements for both short-term and long-term goals, as well as short-term and long-term incentives.  Although EBITDA is still used to measure the Company's performance, it will no longer be the sole factor in determining incentive compensation.  The Plan provides eligible participants the opportunity to earn an incentive award based upon achievement of management business objectives established by the Compensation Committee on an annual basis (the "MBO Bonus"), an incentive award based upon achievement of our three-year strategic growth plan (the "Strategic Growth Bonus"), or both an MBO Bonus and a Strategic Growth Bonus.  The Plan is administered by the Compensation Committee, and determinations by the Compensation Committee are final, conclusive and binding on all parties.

Under the Plan, a target MBO Bonus amount was established in early 2014 by the Compensation Committee for each eligible participant.  The participant's entitlement to payment of the target amount is based upon achievement of the management business objectives based on our strategic growth plan and individual management business objectives established by the Compensation Committee for each participant for the 2014 performance period. A participant was entitled to a payment equal to 60% of the target amount payable on a quarterly basis during the performance period based upon an assessment by the Compensation Committee of the participant's progress toward achieving the performance goals for that performance period.  The remaining 40% of the participant's MBO Bonus target amount attributable to the quarter, as determined by the Compensation Committee, is deferred and will be paid to the participant in equal installments (without interest) on the last day of each of the eight calendar quarters immediately following the end of the performance period.  The participant, however, will forfeit any unpaid deferred payments if the participant's employment with us is terminated for any reason (other than death or disability) prior to the next scheduled quarterly payment date. Upon the termination of a participant's employment by reason of death or disability, any unpaid MBO Bonus attributable to the quarter in which the termination of employment occurred will be forfeited (unless the Compensation Committee determines otherwise), and any unpaid deferred payments will be immediately paid to the participant or his or her designated beneficiary, if applicable, in a single-sum cash payment.  In the case of a change in control of the Company, all performance periods will be deemed to have ended as of the end of the most recent quarterly accounting period prior to the date of the change in control, all performance goals necessary to earn the maximum bonus for each performance period will be deemed to have been achieved, and the full maximum bonus will be paid (including any unpaid deferred payments) to a participant of his designated beneficiary, if applicable, in a single-sum payment on the date of the change in control.

For 2014, the Compensation Committee established a total bonus pool of $7 million for the MBO Bonus and a pre-existing bonus plan for other employees who are not participants in the Plan.  This amount is approximately the same as the budgeted bonus pool of 2013.  The MBO Bonus budgeted amount was approximately $4 million.  The $3 million bonus pool, payable quarterly, awards division business line management and general and administrative senior managers and their respective employees based on achievement of quarterly targets.  During 2014, all five named executive officers received an MBO Bonus award under the Plan.  The 2014 annual bonus targets for Messrs. John Wood, Williams, Wright, Malloy and Ms. Nakazawa were: $1,100,000, $550,000, $425,000, $330,000, and $425,000.  In setting these targets, the Compensation Committee took into account each officer's role and contribution to the Company's performance, internal equity, the amounts of the annual bonuses paid to the officer in prior years, and, in the case of officers other than Mr. John Wood, the recommendations of Mr. John Wood.

The performance goals established under the Plan for the MBO Bonus for the 2014 performance period are directly related to the objectives contained in our 2014 budget and our long-term strategic plan. The performance goals based on the strategic plan vary according to business unit, business circumstances, and business function. Although certain executive officers have primary responsibility over the achievement of specific performance goals, the evaluation of each executive officer by the Compensation Committee partially takes into account the overall achievement of all of the performance goals. The Compensation Committee believes this approach aligns the interests of the executive officers and emphasizes teamwork, which is consistent with the Company's core values.  Examples of specific performance goals based on the strategic plan include, but are not limited to, the following:

•	Establish a formal process for gathering ideas and spurring innovation throughout the company.
•	Expand portfolio of categorized intellectual property.
•	Ensure that the product management function throughout Telos is continually creating/updating market and competitive analysis.
•	Attainment of certain business development goals.
•	Create plan to support 160 new jobs in Ashburn facility over next three years.
•	Establish and manage process and resource for uncovering new technology opportunities.
•	Update and maintain an employee skills database.
•	Implement plan for building revitalization.
•	Enhance internal communications.
•	Review and enhance recruiting and hiring process.
•	Ensure that risk management is institutionalized in all Telos policies, practices, and processes

The 2014 performance goals also included achieving an annual EBITDA target of $5.0 million, an annual gross margin target of $45.0 million, and an annual gross margin percentage target of 20% for all of the participants. Scorecards are used to assess the level of achievements.  The assessment and scoring, as to whether the goals were in alignment and in furtherance with our strategic plan, were done on a quarterly basis by the Chairman of the Strategy Committee of the Board of Directors, which reported the results of the scoring to the Compensation Committee.  The Compensation did not place any particular weight on one or more, or a specific category of, performance goals. The Compensation Committee has the discretion to adjust upward or downward the performance goals or the measure or measures of performance in such manner as it deems appropriate to reflect unusual, extraordinary or nonrecurring events, or other facts as the Compensation Committee may determine.

The Compensation Committee determined that the named executive officers achieved the performance goals for each of their respective MBO Bonus awards for the first three quarters of 2014 but not for the fourth quarter, primarily because the Company failed to achieve the annual EBITDA target.  As a result, each of the named executive officers were paid 60% of the quarterly payments during the first three quarters of 2014. The remaining 40% of those amounts will be paid will be paid to each of the named executive officers in equal installments (without interest) on the last day of each of the eight calendar quarters immediately following 2014 unless the employment of such named executive officer is terminated for any reason (other than death or disability) prior to the next scheduled quarterly payment date. The following table shows the bonus amounts earned and paid to each of the named executive officers during 2014:

Executive Officer	Bonus Awarded	Bonus Paid in 2014	Bonus Subject to Continued Employment

John B. Wood	$825,000	$495,000	$330,000
Michele Nakazawa	318,750	191,250	127,500
Edward L. Williams	412,500	247,500	165,000
Jefferson V. Wright	318,750	191,250	127,500
Brendan Malloy	247,500	148,500	99,000

The Plan also includes a target Strategic Growth Bonus component for participants.  During 2014, each of the named executive officers received a Strategic Growth Bonus award for the performance period beginning January 1, 2014, and ending December 31, 2016. The amount of each award is two and one-half times the amount of each participant's 2014 MBO Bonus target amount, and the participant's entitlement to payment of the target amount will be based upon successful achievement by the Company of a three-year aggregate EBITDA goal of $56.5 million during the performance period before taking into account the payment of the Strategic Growth Bonuses.  All Strategic Growth Bonuses will be paid within two and one-half months following the end of the three-year performance period.  If a participant's employment with the Company terminates for any reason (other than death or disability) prior to the last day of the three-year performance period, the participant's right to payment of a Strategic Growth Bonus for the performance period will be forfeited in its entirety.  Upon the termination of a participant's employment by reason of death or disability, the participant will forfeit as of the termination of employment a portion of the Strategic Growth Bonus equal to the amount of the Strategic Growth Bonus initially granted to the participant for that performance period multiplied by a fraction, (i) the numerator of which will be the number of full calendar months from the date of the participant's cessation of employment to the end of the performance period, and the denominator of which will be the number of months representing the entire performance period (provided that the Compensation Committee is authorized to declare that a lesser percentage of the Strategic Growth Bonus will be forfeited).  With respect to the portion of the Strategic Growth Bonus that is not so forfeited, the performance period will continue and the remaining percentage of the Strategic Growth Bonus that is earned or forfeited will be determined based upon the extent to which the applicable performance goals for such performance period have been achieved or exceeded.  In the case of a change in control of the Company, all performance periods will be deemed to have ended as of the end of the most recent quarterly accounting period prior to the date of the change in control, all performance goals necessary to earn the maximum bonus for each performance period will be deemed to have been achieved, and the full maximum bonus will be paid to a participant of his designated beneficiary, if applicable, in a single-sum payment on the date of the change in control.

Equity Compensation

The Board adopted the Telos Corporation 2013 Omnibus Long-Term Incentive Plan ("2013 Plan") on March 28, 2013, and it was subsequently approved by the holders of our Class A and Class B Common Stock at the Annual Meeting on May 13, 2013.  The purpose of the 2013 Plan is to enhance the Company's ability to attract, motivate and retain highly qualified employees and to improve the business results and earnings of the Company by providing such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.  On March 28, 2013, the Compensation Committee approved grants of restricted stock to key performers in acknowledgement of their contribution to the Company's growth and long-term performance, including to the Company's named executive officers, as follows:  Mr. Wood: 1,200,000 shares; Mr. Wright: 1,000,000 shares; Ms. Nakazawa: 400,000 shares; Mr. Williams: 400,000 shares; and Mr. Malloy: 248,000 shares.  After deliberation by the Compensation Committee, the number of restricted shares issued to each recipient (other than Mr. Wright) was based on several criteria, including the annual base salary of each recipient, the number of restricted shares previously granted to and presently held by the recipients, a subjective evaluation of the past and continuing contributions of the recipients to the Company, and the anticipated importance of the recipient to a successful implementation of the strategies of the Company.  The grant amount to Mr. Wright aligns his long-term incentive compensation with the other named executive officers.  Also, the Compensation Committee determined that the amount was appropriate to attract someone of Mr. Wright's caliber in terms of his professional, legal and management experience as well as his potential contribution to the future success of the of the Company, individually as well as a member of the senior management team.

Except with respect to certain events described below, the shares of restricted stock granted in March 2013 vest in four equal installments.  The first installment vests as of the grant date, with each subsequent installment vesting on the first, second, and third anniversaries of the grant date.

No grants were made in 2014 under the 2013 Plan.

Perquisites

We provide certain perquisites to our executive officers in order to allow the executives to work more efficiently and to help us remain competitive by retaining talented and dedicated executives.  These perquisites are limited to reimbursement for golf club membership, home office expenses, certain costs for personal travel, and, in certain circumstances, commuting costs.  The Compensation Committee believes that the perquisites are consistent with our overall compensation program.  See "All Other Compensation" of the Summary Compensation Table below for the amounts of the perquisites provided to the named executive officers.

Executive Officer Employment Agreements

We are a party to employment agreements with the following named executive officers: Mr. John B. Wood, President, CEO, Chairman and Director; Mr. Edward J. Williams, Executive Vice President and COO; Ms. Michele Nakazawa, Executive Vice President and CFO; Mr. Jefferson V. Wright, Executive Vice President and General Counsel; and Mr. Brendan D. Malloy, Senior Vice President, General Manager, Cyber Operations & Defense.  On November 12, 2012, we entered into revised employment agreements, effective November 13, 2012, with Messrs. Wood, Williams, and Malloy and Ms. Nakazawa.  We entered into an employment agreement with Mr. Wright on January 1, 2013.  For all the agreements except for Mr. Wright's agreement, the term ends on December 31, 2012 and thereafter automatically renews for consecutive one-year periods, beginning on January 1, 2013, unless terminated in accordance with the provisions thereof.  The term for Mr. Wright's agreement ends on December 31, 2013 and thereafter automatically renews for consecutive one-year periods, beginning on January 1, 2014.  All of the agreements provide for payment of a base salary, bonus, eligibility for stock option and restricted stock grants under our stock option and restricted stock plans, and vacation days.  Each of the agreements also provides for eligibility to participate in all plans that we maintain for our salaried senior executives, including, without limitation, pension, profit-sharing or other retirement plans, life, accident, disability, medical, hospital or similar group insurance programs and any other benefit plan, subject to the normal terms and conditions of such plans.

According to the employment agreements, in the case of termination of the employment agreement for cause, or if the executive terminates the agreement for any reason (after providing 30 days prior written notice to us of such termination), such executive would only be entitled to receive the following:

•	a lump-sum payment equivalent to the remaining unpaid portion of the executive's salary for the period ending on the date of termination,
•	lump-sum payment for all accrued and unused paid time off,
•
any bonus which has been earned by the respective executive, but which remains unpaid as of the date of the executive's termination of employment, at such time and in such manner as if the executive had continued to be employed by us, and

•
any other payments or benefits to be provided by us to the executive pursuant to any employee benefit plans or arrangements adopted by the Company (to the extent such benefits are earned and vested or are required by law to be offered) through the date of termination.

In the case of termination of the respective executive's employment without cause, or due to disability or death, the employment agreements provide for, in addition to the amounts payable under the preceding paragraph:

•	a monthly payment equivalent to base salary then in effect over a period of 24 months in the case of Mr. Wood, and 18 months then in effect for Messrs. Williams, Malloy and Wright and Ms. Nakazawa,
•	immediate vesting of the unvested portion of any outstanding stock options and any outstanding shares of restricted stock,
•
the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans equal to 24 months in the case of Mr. Wood, and 18 months in the case of Messrs. Williams, Malloy and Wright and Ms. Nakazawa,

•
the cash equivalent of the employer matching contribution as if the executive was still a plan participant under the Company's 401(k) plan that would otherwise have been contributed on the executive's behalf, based on certain assumptions, for a period of 24 months in the case of Mr. Wood, and 18 months in the case of Messrs. Williams, Malloy and Wright and Ms. Nakazawa, and

•
payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. Wood, and 18 months in the case of Messrs. Williams and Wright, and Ms. Nakazawa.

Under the agreements, termination by the Company "without cause" means involuntary termination at our discretion which is not based on cause, death, or disability. "Cause" is defined as gross negligence or willful and continued failure by the executive to substantially perform his duties as an employee of ours (other than any such failure resulting from incapacity due to physical or mental illness) or the executive's dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to our business, or conviction of a felony. The executive is deemed "disabled" if he or she is eligible for disability benefits under our long-term disability plan, or has a physical or mental disability which renders the executive incapable, after reasonable accommodation, of performing substantially all of executive's duties under the agreement for a period of 180 consecutive or non-consecutive days in any 12-month period.

Upon a "change in control" (as defined in the employment agreements) of the Company, each of the executives would be entitled to a lump-sum payment in the following amounts in addition to the amounts payable to the executive if the Company terminates the agreement for cause or the executive terminates the agreement for any reason:

•
in the case of Mr. Wood, (1) the amount of monthly salary that Mr. Wood was being paid as of the date of his termination of employment times 24 months, plus (2) two times the annual average of the bonuses earned or to be earned for the current year (i.e., the year in which the change of control occurs) and the two prior years;

•
in the case of Mr. Williams, Mr. Wright and Ms. Nakazawa, (1)  the amount of monthly salary that such executive was being paid as of the date of his or her termination of employment times 18 months, plus (2) one and one-half (1.5) times the annual average of the bonuses earned or to be earned for the current year and the two prior years; and

•	in the case of Mr. Malloy, the amount of monthly salary that such executive was being paid as of the date of his termination of employment times 18 months.

For purposes of calculating the amounts payable to Mr. Wood, Mr. Williams, Mr. Wright, and Ms. Nakazawa, the bonus amount for the current year is equal to the amount earned or scheduled to be earned as if the bonus targets set in the bonus plan have been met.  In addition to these payments, the executives would also be entitled to a lump sum payment equal to (1) the cash equivalent of 24 months, in the case of Mr. Wood, or 18 months, in the case of Messrs. Williams, Wright, and Malloy and Ms. Nakazawa, of continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, (2) the cash equivalent of the employer matching contribution as if the executive was still a plan participant under the Company's 401(k) plan that would otherwise have been contributed on the executive's behalf, based on certain assumptions, for a period of 24 months, in the case of Mr. Wood, or 18 months, in the case of Messrs. Williams, Malloy and Wright and Ms. Nakazawa, and (3) payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. Wood, and 18 months in the case of Messrs. Williams, Wright and Ms. Nakazawa.

For purposes of the employment agreements, a "change in control" means an occasion upon which (1) any one person, or more than one person acting as a group, (other than a member of the Board of Directors or fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company) directly or indirectly acquires securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities during the 12-month period ending on the date of the most recent acquisition of the Company's securities by such person or persons, or (2) during any period of twelve consecutive months, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, or (3) any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the Company's assets.  The foregoing lump-sum payments will be made contemporaneously with the consummation of the transaction or the election of directors that constitutes the change in control.

Other Employment Benefits.

We maintain employee benefit and perquisite programs for our executive officers and other employees.  We have no current plans to provide any other additional benefits for our executive officers. We believe that the benefits provided are competitive and consistent with industry practice.

Welfare Benefits. We have broad-based health, dental, vision, life and disability benefit programs that are available to all employees on an equal basis.

401(k) Savings Plan ("Telos Shared Savings Plan"). We sponsor a defined contribution employee savings plan which enables employees to contribute a certain percentage of their base salary to their savings plan accounts on a pre-tax basis, subject to federal tax limitations under the Internal Revenue Code. Presently, we match one half of employee contributions to the Telos Shared Savings Plan up to a maximum of 2% of such employee's eligible yearly base salary. Participant contributions vest immediately, and Company contributions vest at the rate of 20% for each year, with full vesting occurring after completion of five years of service.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Management Development and Compensation Committee of the Board,

William M. Dvoranchik
David Borland
Bruce R. Harris

SUMMARY COMPENSATION TABLE

      The following table summarizes the compensation earned for the years ended December 31, 2014, 2013 and 2012 by the chief executive officer, chief financial officer, and the three other most highly-compensated executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Restricted Stock Awards (2)	All Other Compensation (3)	Total

John B. Wood	2014	$600,000	$495,000	----	$41,410	$1,136,410
Chairman, President and CEO	2013	600,000	400,000	12,000	37,654	1,049,654
	2012	588,333	1,052,000	----	29,653	1,669,986

Michele Nakazawa	2014	$375,000	$191,250	----	$14,493	$580,743
Executive V.P. and CFO	2013	373,958	175,000	4,000	12,021	564,979
	2012	342,708	425,000	----	11,967	779,675

Edward L. Williams	2014	$385,000	$247,500	----	$34,281	$666,781
Executive V.P. and COO	2013	385,000	210,000	4,000	34,416	633,416
	2012	377,708	527,000	----	30,483	935,191

Jefferson V. Wright	2014	$350,000	$191,250	----	$43,394	$584,644
Executive V.P., General Counsel	2013	336,742	165,000	10,000	41,363	553,105
	2012	----	----	----	----	----

Brendan D. Malloy	2014	$315,000	$148,500	----	$5,869	$469,369
Senior V.P. – Cyber Ops & Defense	2013	315,000	135,000	2,480	4,281	456,761
	2012	299,375	108,500	----	5,284	413,159

(1)
As disclosed in the Compensation Discussion & Analysis on page 17, these amounts represent 60% of the amounts awarded under the Telos Corporation Senior Officer Incentive Program in 2014.  The remaining 40% of those amounts will be paid to each of the named executive officers in equal installments (without interest) on the last day of each of the eight calendar quarters immediately following 2014 unless the employment of such named executive officer is terminated for any reason (other than death or disability) prior to the next scheduled quarterly payment date. Upon the termination of a participant's employment by reason of death or disability, any unpaid MBO Bonus attributable to the quarter in which the termination of employment occurred will be forfeited (unless the Compensation Committee determines otherwise), and any unpaid deferred payments will be immediately paid to the participant or his or her designated beneficiary, if applicable, in a single-sum cash payment.  In the case of a change in control of the Company, all performance periods will be deemed to have ended as of the end of the most recent quarterly accounting period prior to the date of the change in control, all performance goals necessary to earn the maximum bonus for each performance period will be deemed to have been achieved, and the full maximum bonus will be paid (including any unpaid deferred payments) to a participant of his designated beneficiary, if applicable, in a single-sum payment on the date of the change in control.

(2)
Represents the grant date fair value of the shares issued under the 2013 Plan in March 2013.  See assumptions made in the valuation of these awards for financial statement reporting purposes in accordance with ASC 718, "Stock Compensation" in Note 1 – Summary of Significant Accounting Policies to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014, starting on page 35.

(3)	Amounts presented consist of the following in 2014:

Name	Life Insurance and Long-Term Disability Premiums	Savings Plan Company Match	Perquisites (1)	Total All Other Compensation
John B. Wood	$11,026	$5,200	$25,184	$41,410

Michele Nakazawa	7,264	5,200	2,029	14,493

Edward L. Williams	11,884	5,200	17,197	34,281

Jefferson V. Wright	19,356	5,200	18,838	43,394

Brendan D. Malloy	686	4,328	855	5,869

(1)	Includes reimbursement for golf club membership, home office expenses, and certain costs for personal travel and commuting costs.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards ($) (1)

John B. Wood	4/10/2014	$2,750,000

Michele Nakazawa	4/10/2014	1,062,500

Edward L. Williams	4/10/2014	1,375,000

Jefferson V. Wright	4/10/2014	1,062,500

Brendan D. Malloy	4/10/2014	825,000

(1)  Represents the amount of the Strategic Growth Bonus awards granted to the named executive officers under the Telos Corporation Senior Officer Incentive Program for the performance period beginning January 1, 2014, and ending December 31, 2016 as more fully described in the Compensation Discussion & Analysis on page 19. The amount of each award is two and one-half times the amount of each participant's 2014 MBO Bonus target amount, and the participant's entitlement to payment of the target amount will be based upon successful achievement by the Company of a three-year aggregate EBITDA goal of $56.5 million during the performance period before taking into account the payment of the Strategic Growth Bonuses.  All Strategic Growth Bonuses will be paid within two and one-half months following the end of the three-year performance period.  If a participant's employment with the Company terminates for any reason (other than death or disability) prior to the last day of the three-year performance period, the participant's right to payment of a Strategic Growth Bonus for the performance period will be forfeited in its entirety.  Upon the termination of a participant's employment by reason of death or disability, the participant will forfeit as of the termination of employment a portion of the Strategic Growth Bonus equal to the amount of the Strategic Growth Bonus initially granted to the participant for that performance period multiplied by a fraction, (i) the numerator of which will be the number of full calendar months from the date of the participant's cessation of employment to the end of the performance period, and the denominator of which will be the number of months representing the entire performance period (provided that the Compensation Committee is authorized to declare that a lesser percentage of the Strategic Growth Bonus will be forfeited).  With respect to the portion of the Strategic Growth Bonus that is not so forfeited, the performance period will continue and the remaining percentage of the Strategic Growth Bonus that is earned or forfeited will be determined based upon the extent to which the applicable performance goals for such performance period have been achieved or exceeded.  In the case of a change in control of the Company, all performance periods will be deemed to have ended as of the end of the most recent quarterly accounting period prior to the date of the change in control, all performance goals necessary to earn the maximum bonus for each performance period will be deemed to have been achieved, and the full maximum bonus will be paid to a participant of his designated beneficiary, if applicable, in a single-sum payment on the date of the change in control.

      The following table sets forth certain information regarding outstanding equity awards as of December 31, 2014 for the Company's named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

STOCK AWARDS

Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

John B. Wood	600,000	$6,000

Michele Nakazawa	200,000	2,000

Edward L. Williams	200,000	2,000

Jefferson V. Wright	500,000	5,000

Brendan D. Malloy	124,000	1,240

(1)  Represents shares of restricted stock granted on March 28, 2013 under the 2013 Plan. The shares vest in four equal installments. The first installment vested on the grant date, with each subsequent installment vesting on the first, second, and third anniversaries of the grant date. No public market exists for our Class A Common Stock. The value of our Class A Common Stock presented in the table was determined by the Compensation Committee in March 2013 based on available information that is material to the value of our Class A Common Stock, including a third party valuation report, the lack of a public market in our Class A Common Stock, the principal amount of our indebtedness, our obligations to the holders of our preferred stock, our actual and projected financial results, and fluctuations in the market value of comparable publicly traded companies in our industry.

The following table sets forth certain information regarding the vesting of shares of restricted stock held by named executive officers during fiscal year 2014:

STOCK VESTED

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

John B. Wood	483,564	$4,836

Michele Nakazawa	153,688	1,537

Edward L. Williams	163,506	1,635

Jefferson V. Wright	250,000	2,500

Brendan D. Malloy	118,250	1,183

(1)  No public market exists for our Class A Common Stock.  The value of our Class A Common Stock presented in the table was determined by the Compensation Committee in March 2013 based on available information that is material to the value of our Class A Common Stock, including a third party valuation report, the lack of a public market in our Class A Common Stock, the principal amount of our indebtedness, our obligations to the holders of our preferred stock, our actual and projected financial results, and fluctuations in the market value of comparable publicly traded companies in our industry.

Potential Payments Upon Termination

As disclosed above, the Company has entered into employment agreements with certain executive officers which provide for potential payments upon termination. The table below summarizes the potential payouts to Messrs. Wood, Williams, Wright, Malloy and Ms. Nakazawa, for the termination events described above assuming such termination occurred on December 31, 2014, the last business day of the Company's last completed fiscal year.

John B. Wood	Salary Continuation for 24 Months	Bonuses to be Earned			Accrued and Unused Vacation as of December 31, 2014	Benefits for 24 Months (1)	Cash Equivalent of Company Match to 401(k) for 24 Months	Total	Number of Shares of Restricted Stock That Would Vest
Termination without cause	$1,200,000	$	----		$69,231	$57,431	$10,400	$1,337,062	600,000
Termination upon death or disability	1,200,000		330,000	(3)	69,231	57,431	10,400	1,667,062	600,000
Termination upon change in control	1,200,000		4,653,000		69,231	57,431	10,400	5,990,062	600,000
Termination for cause	----		----		69,231	-----	----	69,231	----
Voluntary termination	----		----		69,231	-----	----	69,231	----

Michele Nakazawa	Salary Continuation for 18 Months	Bonuses to be Earned			Accrued and Unused Vacation as of December 31, 2014	Benefits for 18 Months (1)	Cash Equivalent of Company Match to 401(k) for 18 Months	Total	Number of Shares of Restricted Stock That Would Vest
Termination without cause	$562,500	$	----		$36,058	$30,040	$7,800	$636,398	200,000
Termination upon death or disability	562,500		127,500	(3)	36,058	30,040	7,800	763,898	200,000
Termination upon change in control	562,500		1,691,875		36,058	30,040	7,800	2,328,273	200,000
Termination for cause	----		----		36,058	-----	----	36,058	----
Voluntary termination	----		----		36,058	-----	----	36,058	----

Edward L. Williams	Salary Continuation for 18 Months	Bonuses to be Earned			Accrued and Unused Vacation as of December 31, 2014	Benefits for 18 Months (1)	Cash Equivalent of Company Match to 401(k) for 18 Months	Total	Number of Shares of Restricted Stock That Would Vest
Termination without cause	$577,500	$	----		$37,019	$44,361	$7,800	$666,680	200,000
Termination upon death or disability	577,500		165,000	(3)	37,019	44,361	7,800	831,680	200,000
Termination upon change in control	577,500		2,169,750		37,019	44,361	7,800	2,836,430	200,000
Termination for cause	----		----		37,019	-----	----	37,019	----
Voluntary termination	----		----		37,019	-----	----	37,019	----

Jefferson V. Wright	Salary Continuation for 18 Months	Bonuses to be Earned			Accrued and Unused Vacation as of December 31, 2014	Benefits for 18 Months (1)	Cash Equivalent of Company Match to 401(k) for 18 Months	Total	Number of Shares of Restricted Stock That Would Vest
Termination without cause	$525,000	$	----		$33,654	$55,201	$7,800	$621,655	500,000
Termination upon death or disability	525,000		127,500	(3)	33,654	55,201	7,800	749,155	500,000
Termination upon change in control	525,000		1,563,438		33,654	55,201	7,800	2,185,092	500,000
Termination for cause	----		----		33,654	-----	----	33,654	----
Voluntary termination	----		----		33,654	-----	----	33,654	----

Brendan D. Malloy	Salary Continuation for 18 Months	Bonuses to be Earned			Accrued and Unused Vacation as of December 31, 2014	Benefits for 18 Months (2)	Cash Equivalent of Company Match to 401(k) for 18 Months	Total	Number of Shares of Restricted Stock That Would Vest
Termination without cause	$472,500	$	----		$24,231	$26,788	$7,800	$531,319	500,000
Termination upon death or disability	472,500		99,000	(3)	24,231	26,788	7,800	630,319	500,000
Termination upon change in control	472,500		1,006,500		24,231	26,788	7,800	1,537,819	500,000
Termination for cause	----		----		24,231	-----	----	24,231	----
Voluntary termination	----		----		24,231	-----	----	24,231	----

(1)
Cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans; payment of premiums for continuation of Executive Life Policy, in which the executive is the holder of the policy.

(2)	Cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans.
(3)
Represents unpaid deferred payments of the MBO Bonus under the Telos Corporation Senior Officer Incentive Program. Upon the termination of a participant's employment by reason of death or disability, the participant will forfeit as of the termination of employment a portion of the Strategic Growth Bonus equal to the amount of the Strategic Growth Bonus initially granted to the participant for that performance period multiplied by a fraction, (i) the numerator of which will be the number of full calendar months from the date of the participant's cessation of employment to the end of the performance period, and the denominator of which will be the number of months representing the entire performance period (provided that the Compensation Committee is authorized to declare that a lesser percentage of the Strategic Growth Bonus will be forfeited).  With respect to the portion of the Strategic Growth Bonus that is not so forfeited, the performance period will continue and the remaining percentage of the Strategic Growth Bonus that is earned or forfeited will be determined based upon the extent to which the applicable performance goals for such performance period have been achieved or exceeded.  That amount is not reflected in the table above.

Non-Competition, Confidentiality, and Non-Solicitation Provisions

Pursuant to their respective employment agreements, Mr. Williams, Ms. Nakazawa, Mr. Malloy and Mr. Wright are subject to non-competition, confidentiality, and non-solicitation provisions which are applicable to each executive during their respective employment terms and for a period of 18 months subsequent to the date of any termination.  Similarly, Mr. Wood is subject to non-competition, confidentiality, and non-solicitation provisions during his employment term and for a period of 24 months subsequent to the date of any termination.

Compensation of Directors

Effective January 1, 2010, the Board of Directors adopted a structure for the annual compensation of the Board members which provides for the following annual compensation: $20,000 basic annual retainer plus the following annual fees for committee chairmen and members: $35,000 for the Audit Committee chairman; $25,000 for the Management Development and Compensation Committee chairman; $20,000 for the respective chairman of the Strategy Committee  and the Government Security Committee; $15,000 for the Nominating and Corporate Governance Committee chairman; $20,000 for the members of the Audit Committee; $15,000 for the respective members of the Strategy Committee and the Government Security Committee; and $10,000 for the respective members of the Management Development and Compensation Committee, the Nominating and Corporate Governance Committee, and the Proxy Board.  In February 2011, at the recommendation of the Compensation Committee, the Company made a one-time grant of 20,000 shares of restricted stock to each of the following directors: Messrs. Bailey, Borland, Dvoranchik, Harris, Mahan, and Tuttle.  The shares of restricted stock granted in February 2011 vest in four equal installments. The first installment vested on February 11, 2011, the grant date; the subsequent installments vest on the first, second and third anniversary date of the grant.

General Maluda, through his entity, JK Maluda LLC, and the Company entered into a consulting agreement under which General Maluda provides certain consulting services to the Company.  Under the agreement, General Maluda received $10,000 per month in compensation, for a total of $120,000 per year through December 31, 2012. As of January 1, 2013, the compensation under the agreement was increased to $17,000 per month, for a total of $204,000 per year.  The agreement, as originally structured, contemplated that General Maluda would be used on a part-time basis to travel and facilitate meetings for the Company.  However, the Company has come to rely on General Maluda more extensively than expected and therefore was utilizing his services on a full-time basis.  His extensive business relationships were deemed to be valuable to the continued growth and success of the Company.  Therefore, his compensation was increased in recognition of his continuing valued services.

The following table summarizes the director compensation paid during the year ended December 31, 2014, other than Mr. John Wood whose compensation is described in this document:

DIRECTOR COMPENSATION FOR 2014

Name	Fees Paid	All Other Compensation		Total
Bernard Bailey	$75,000	$5,000	[1]	$80,000
David Borland	60,000	----		60,000
William Dvoranchik	80,000	5,000	[1]	85,000
Seth W. Hamot	----	----		----
Bruce Harris	55,000	----		55,000
Charles Mahan	75,000	----		75,000
John W. Maluda	35,000	204,000	[2]	239,000
Robert J. Marino	45,000	----		45,000
Andrew R. Siegel	----	----		----
Jerry Tuttle	60,000	----		60,000
	$485,000	$214,000		$699,000

1 Amount paid for representation on the board of Telos ID.
2 Amount paid pursuant to a consulting agreement with the Company for 2014.

Security Ownership of Certain Beneficial Owners and Management

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of April 6, 2015	Percent of Class
Class A Common Stock	Toxford Corporation Place de Saint Gervais 1 1211 Geneva Switzerland	15,801,802 shares (A)	39.3%
Class A Common Stock	Telos Corporation Shared Savings Plan 19886 Ashburn Road Ashburn, VA 20147	3,658,536 shares	9.1%
Class A Common Stock	John B. Wood	5,897,351 shares (B)	14.7%
Class A Common Stock	Edward L. Williams	1,873,005 shares (B)	4.7%
Class A Common Stock	Michele Nakazawa	1,447,174 shares (B)	3.6%
Class A Common Stock	Brendan D. Malloy	982,432 shares (B)	2.4%
Class A Common Stock	Jefferson V. Wright	1,005,283 shares (B)	2.5%
Class A Common Stock	Robert J. Marino	591,400 shares (B)	1.5%
Class A Common Stock	Bernard C. Bailey	100,000 shares	0.2%
Class A Common Stock	David Borland	120,000 shares (C)	0.3%
Class A Common Stock	William M. Dvoranchik	100,000 shares	0.2%
Class A Common Stock	Seth W. Hamot	----	----
Class A Common Stock	Bruce R. Harris	100,000 shares	0.2%
Class A Common Stock	Charles S. Mahan, Jr.	100,000 shares	0.2%
Class A Common Stock	John W. Maluda	80,000 shares	0.2%
Class A Common Stock	Andrew R. Siegel	----	----
Class A Common Stock	Jerry O. Tuttle	100,000 shares	0.2%
Class A Common Stock	All officers and directors as a group (19 persons)	15,264,298 shares (D)	37.9%
Class B Common Stock	Graphite Enterprise Trust PLC Berkley Square House, 4th Floor London W1J 6BQ England	1,681,960 shares	41.7%
Class B Common Stock	Graphite Enterprise Trust LP Berkley Square House, 4th Floor London W1J 6BQ England	420,490 shares	10.4%
Class B Common Stock	North Atlantic Smaller Companies Investment Trust PLC c/o North Atlantic Value LLP Ground Floor, Ryder Court 14 Ryder Street London SW1Y 6QB England	1,186,720 shares	29.4%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of April 6, 2015	Percent of Class
Class B Common Stock	John B. Wood	197,888 shares	4.8%
Class B Common Stock	Michele Nakazawa	125,000 shares	3.1%
Class B Common Stock	Brendan D. Malloy	100,000 shares	2.5%
Class B Common Stock	Edward L. Williams	100,000 shares	2.5%
Class B Common Stock	All officers and directors as a group (5 persons)	569,888 shares	14.1%
Series A-1 Redeemable Preferred Stock	North Atlantic Smaller Companies Investment Trust PLC c/o North Atlantic Value LLP, Ground Floor, Ryder Court 14 Ryder Street London SW1Y 6QB England	11 shares	5.8%
Series A-1 Redeemable Preferred Stock	Graphite Enterprise Trust PLC Berkley Square House, 4th Floor London W1J 6BQ England	18 shares	9.2%
Series A-1 Redeemable Preferred Stock	Toxford Corporation Place de Saint Gervais 1 1211 Geneva Switzerland	163 shares (E)	82.7%
Series A-2 Redeemable Preferred Stock	North Atlantic Smaller Companies Investment Trust PLC c/o North Atlantic Value LLP Ground Floor, Ryder Court 14 Ryder Street London SW1Y 6QB England	16 shares	5.8%
Series A-2 Redeemable Preferred Stock	Graphite Enterprise Trust PLC Berkley Square House, 4th Floor London W1J 6BQ England	25 shares	9.2%
Series A-2 Redeemable Preferred Stock	Toxford Corporation Place de Saint Gervais 1 1211 Geneva Switzerland	228 shares (F)	82.7%
12% Cumulative Exchangeable Redeemable Preferred Stock	Value Partners, Ltd. Ewing & Partners Ewing Asset Management, LLC Timothy G. Ewing 4514 Cole Avenue, Suite 740 Dallas, TX 75205	240,398 shares (G)	7.5%
12% Cumulative Exchangeable Redeemable Preferred Stock	Wynnefield Partners Small Cap Value, L.P. Wynnefield Partners Small Cap Value, L.P. I Channel Partnership II, L.P. Wynnefield Small Cap Value Offshore Fund, Ltd. Wynnefield Capital Management, LLC Wynnefield Capital, Inc. Nelson Obus Joshua Landes 450 Seventh Avenue, Suite 509 New York, NY 10123	405,672 shares (H)	12.7%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of April 6, 2015	Percent of Class
12% Cumulative Exchangeable Redeemable Preferred Stock	Minerva Advisors, LLC David P. Cohen 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	217,722 shares (I)	6.8%
12% Cumulative Exchangeable Redeemable Preferred Stock	Victor Morgenstern Faye Morgenstern Judd Morgenstern Morningstar Trust - Faye Morgenstern Trustee 106 Vine Avenue Highland Park, IL 60035	182,000 shares (J)	5.7%
12% Cumulative Exchangeable Redeemable Preferred Stock	Costa Brava Partnership III, LP Roark, Rearden & Hamot, LLC Seth W. Hamot 222 Berkeley Street, 17th Floor Boston, MA 02116	405,172 shares (K)	12.7%
12% Cumulative Exchangeable Redeemable Preferred Stock	NSB Advisors LLC 200 Westage Center Drive, Suite 228 Fishkill, NY 12524	379,798 shares (L)	11.9%

(A)
Includes 15,328,480 shares held directly by Toxford Corporation and 473,322 shares held directly by Mr. John R.C. Porter, Chalet Ty Fano, 2 Chemin d'Amon, 1936 Verbier, Switzerland. Mr. Porter is the sole stockholder of Toxford Corporation.

(B)
Includes 192,239, 9,432, 29,348, 73,005, 5,283, and 132,174 shares of the Class A Common Stock held for the benefit of Messrs. Wood, Malloy, Marino, Williams, and Wright and Ms. Nakazawa, respectively, by the Telos Corporation Shared Savings Plan. Also includes 300,000, 62,000, 100,000, and 250,000 and 100,000 non-vested, restricted shares of the Class A Common Stock held by Messrs. Wood, Malloy, Williams, and Wright and Ms. Nakazawa, respectively, under the 2013 Omnibus Long-Term Incentive Plan.

(C)	Mr. Borland exercised his option to acquire 20,000 shares of the Class A Common Stock on May 16, 2014.
(D)
Includes 619,634 shares of the Class A Common Stock held for the benefit of the executive officers by the Telos Corporation Shared Savings Plan, and 1,035,000 non-vested, restricted shares of Class A Common Stock issued under the 2013 Omnibus Long-Term Incentive Plan.

(E)	Includes 151 shares held directly by Toxford Corporation and 12 shares held directly by Mr. John R.C. Porter, Chalet Ty Fano, 2 Chemin d'Amon, 1936 Verbier, Switzerland.
(F)	Includes 211 shares held directly by Toxford Corporation and 17 shares held directly by Mr. John R.C. Porter, Chalet Ty Fano, 2 Chemin d'Amon, 1936 Verbier, Switzerland.
(G)
According to the Schedule 13D/A (Amendment No. 15) filed on September 22, 2014, by Value Partners Ltd. ("VP"), Ewing & Partners ("E&P"), Ewing Asset Management LLC ("EAM"), and Timothy G. Ewing. E&P, as the general partner of VP, may direct the vote and disposition of the shares of Public Preferred Stock held by VP. Mr. Ewing and EAM, as the partners of E&P, may be deemed to have the power to direct the vote and disposition of the shares of Public Preferred Stock held by VP.

(H)
Wynnefield Partners Small Cap Value, L.P., ("WPSCV"), Wynnefield Partners Small Cap Value L.P. I ("WPSCVI"), Channel Partnership II, L.P. ("CP"), Wynnefield Small Cap Value Offshore Fund, Ltd. ("WSCVOF"), Wynnefield Capital Management, LLC ("WCM"), Wynnefield Capital, Inc. ("WCI"), Mr. Nelson Obus and Mr. Joshua H. Landes filed a joint Schedule 13D/A (Amendment No. 15) on June 4, 2014 that Messrs. Obus and Landes each have shared voting and dispositive power with respect to 405,672 shares.  Messrs. Obus and Landes are the co-managing members of WCM and both are also executive officers of WCI.  Each shares with the other the voting and dispositive power with regards to the shares beneficially owned by WCM and WCI.  WCM is the general partner of WPSCV and WPSCVI and has the sole power to direct the voting and disposition of the 312,998 shares beneficially owned by WPSCV and WPSCVI.  WPSCV has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 122,054 shares.   WPSCVI has the sole voting and dispositive power with respect to 190,944 shares.  WCI is the sole investment manager of WSCVOF and has the sole power to direct the voting and disposition of the 92,674 shares which WSCVOF beneficially owns and has the sole voting and dispositive power with respect to those shares.

(I)
Minerva Advisors, LLC ("MA"), Minerva Group, LP ("MG"), Minerva GP, LP ("MGP"), Minerva GP, Inc. ("MI"), and Mr. David Cohen filed a joint Schedule 13G/A (Amendment No. 2) on February 7, 2014, indicating that MA and Mr. Cohen each has shared voting and dispositive power with respect to 127,246 shares; MA, MG, MGP, MI each has the sole voting and dispositive power with respect to 83,043 shares, and Mr. Cohen has sole voting and dispositive power with respect to 90,476 shares.

(J)
Victor Morgenstern ("VM"), Faye Morgenstern ("FM"), Judd Morgenstern ("JM"), Jennifer Morgenstern Irrevocable Trust ("Jennifer Trust"), Robyn Morgenstern Irrevocable Trust ("Robyn Trust"), and Judd Morgenstern Irrevocable Trust ("Judd Trust"), filed a joint Schedule 13D/A (Amendment No. 1) on March 10, 2009, indicating that VM has the sole power to vote and dispose of 50,000 shares, and shared power to dispose of 132,000 shares; FM has the sole power to vote 17,000 shares and shared power to dispose 92,000 shares; JM has the sole power to vote 40,000 shares and shared power to dispose 115,000 shares; Jennifer Trust has the sole voting and dispositive power with respect to 25,000 shares; Robyn Trust has the sole voting and dispositive power with respect to 25,000 shares; and Judd Trust has the sole voting and dispositive power with respect to 25,000 shares.

(K)
According to the Schedule 13D/A (Amendment No. 28) filed on September 19, 2012, by Costa Brava Partnership III L.P. ("Costa Brava"), Roark, Rearden & Hamot, LLC ("Roark"), and Seth W. Hamot, the three filers have sole voting and dispositive power with respect to the 405,172 shares.  Mr. Hamot is the President of Roark, which is the general partner of Costa Brava.

(L)	According to the Schedule 13G/A (Amendment No. 4) filed on February 13, 2015, by NSB Advisors LLC, the filer has sole dispositive power with respect to the 379,798 shares.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee selected BDO USA, LLP ("BDO") to serve as the Company's independent registered public accounting firm for the 2015 fiscal year.  The Company does not expect representatives of BDO to attend the Annual Meeting and, as a result, BDO will not have an opportunity to make a statement or respond to questions.

Principal Accountant Fees and Services

Aggregate fees for professional services billed to us by BDO USA, LLP for the years ended December 31, 2014 and 2013 are summarized as follows:

	2014	2013
BDO USA, LLP:
Audit fees	$507,000	$517,000
Audit-related fees	----	----
Tax fees (1)	60,000	55,000
All other fees	----	----
Total	$567,000	$572,000

(1)  Represent fees related to the review of federal and state income tax returns and other tax-related services

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all services, including audit and non-audit services, provided by the Company's independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm typically provides an engagement letter to the Audit Committee outlining the scope of the services and related fees. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.

The Board of Directors of Telos recommends that the selection of BDO USA, LLP as the Company's independent registered public accounting firm for the 2015 fiscal year be ratified by the holders of the Common Stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014, with respect to shares of Common Stock that may be issued under certain equity compensation plans.

Plan Category	Number of securities remaining available for future issuance under plans (excluding securities listed in the first column)
Equity compensation plans approved by security holders:
1. 2008 Plan	264,741
2. 2013 Plan	1,188,000
Equity compensation Plans not approved by security holders	None

Frequency of the Vote on Executive Compensation

At the Company's annual meeting of stockholders held on November 14, 2011, the frequency of three years of the vote on executive compensation received the highest number of votes cast by the holders of the Company's Class A and Class B Common Stock present in person or represented by proxy at the annual meeting. In light of such vote, the Company decided to conduct a say-on-pay vote in its proxy materials for future annual meetings every three years. The next vote to determine the frequency of the advisory vote on executive compensation will be scheduled in 2017.

Stockholder Proposals for the 2016 Annual Meeting

Stockholders who wish to have proposals for the Company's 2016 annual meeting of stockholders included in the proxy materials for such meeting must submit these proposals to the Company on or prior to December 24, 2015.  All other proposals must be submitted in accordance with the process set forth in the Company's Bylaws, which provide that, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company's secretary at the Company's principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting other than those matters described above.  If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.